Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (File Nos. 333-180316 and 333-168394) and Form S-8 (File Nos. 333-184849 and 333-42266) of Unitil Corporation and subsidiaries of our report dated January 29, 2014, relating to our audit of the consolidated statements of earnings, cash flows and changes in common stock equity for the year ended December 31, 2013, included in this Annual Report on Form 10-K of Unitil Corporation and Subsidiaries for the year ended December 31, 2015.

/s/ RSM US LLP

Boston, Massachusetts

January 28, 2016